Exhibit 3.1

Certificate of Amendment

TO

AMENDED AND RESTATED

Certificate of Incorporation

of

GRIFFON CORPORATION

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

GRIFFON CORPORATION, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.    That the Board of Directors of the Corporation duly adopted resolutions proposing to amend the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), declaring said amendments to be in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders thereof.

2.     The second and third paragraphs of Article FIFTH of the Certificate of Incorporation of the Corporation are hereby deleted and replaced with the following:

“Until the 2022 annual meeting of stockholders, the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Commencing with the election of directors at the 2022 annual meeting of stockholders, the Class III directors who are elected at the 2022 annual meeting shall be elected for a one-year term ending at the next annual meeting of stockholders. Each class of directors with unexpired terms at the time of the 2022 annual meeting of stockholders shall complete their then unexpired terms, after which time they may stand for election to a one-year term expiring at the then next annual meeting of stockholders, subject to the requirements of the Certificate of Incorporation. The foregoing notwithstanding, each director shall serve until his or her successor shall have been duly elected and qualified, unless he or she shall resign, become disqualified, disabled or shall otherwise be removed. Whenever a vacancy occurs on the Board of Directors, a majority of the remaining directors have the power to fill the vacancy by electing a successor director to fill that portion of the unexpired term resulting from the vacancy.”

3.    Article ELEVENTH of the Certificate of Incorporation of the Corporation is hereby deleted and replaced with the following:

“Special meetings of stockholders may be called only by the Chairman of the Board, President, or Board of Directors, or at the written request of stockholders who hold, in the aggregate, a Net Long Position (as defined in the By-laws of the corporation) in shares representing at least twenty-five percent (25%) of the entire voting power of the corporation’s capital stock (the “Required Percentage”) at the time the meeting is called and who continue to hold such Required Percentage through the date of such special meeting of the stockholders of the corporation, subject to and in compliance with the procedures and other requirements set forth in the By-laws of the corporation.”

5.    That the foregoing amendment was approved by the holders of the requisite number of shares of common stock of the Corporation at a meeting of the stockholders held on February 17, 2022.

6.    That said amendments have been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

7.    The effective date of the amendment shall be February 18, 2022.

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2

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 18th day of February 2022.

GRIFFON CORPORATION

By: /s/ Seth L. Kaplan
Name: Seth L. Kaplan
Title: Senior Vice President